UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2013 (October 25, 2013)

HOME LOAN SERVICING SOLUTIONS, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-35431	98-0683664
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Home Loan Servicing Solutions, Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman

KY1-9005

Cayman Islands

(Address of principal executive offices)

Registrant’s telephone number, including area code: (345) 945-3727

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Assets.

On October 25, 2013, Home Loan Servicing Solutions, Ltd. and HLSS Holdings, LLC (collectively, “we”) completed an acquisition from Ocwen Mortgage Servicing, Inc. and its subsidiaries (“Ocwen”) of rights to receive servicing fees (“Rights to MSRs”) and related servicing advances for a servicing portfolio of subprime and Alt-A residential mortgage loans (the “Transaction”). This Transaction resulted in our acquisition of Rights to MSRs with approximately $10.0 billion in unpaid principal balance of mortgage loans (“UPB”) as of October 24, 2013. The characteristics of these mortgage servicing assets are similar to those we previously acquired from Ocwen, and we expect this Transaction to be accretive to earnings.

The purchase price for the Transaction was approximately $388 million, including $360 million for servicing advances and $28 million for the associated Rights to MSRs. To finance that amount, we borrowed approximately $311 million under our existing servicing advance financing facilities. The remaining purchase price was financed by approximately $77 million of cash. Within 90 days of the closing, the purchase price or other terms may be adjusted to reflect any adjustments in the calculation of the UPB of the underlying mortgage loans or servicing advance balances acquired in the Transaction.

We acquired these mortgage servicing assets from Ocwen pursuant to a Sale Supplement to the Master Servicing Rights Purchase Agreement we executed with Ocwen in connection our initial public offering. In addition to our acquisition of Ocwen’s right, title and interest to the Rights to MSRs and the associated servicing advances, HLSS Holdings, LLC also committed to purchase servicing advances that arise under the related pooling and servicing agreements after the closing date. In return, Ocwen continues to subservice the related mortgage loans, receives a monthly base fee equal to 12% of the servicing fees collected in any given month and retains any ancillary income payable to the servicer (excluding investment income earned on any custodial accounts) pursuant to the related pooling and servicing agreements. Ocwen also earns a monthly performance based incentive fee based on the servicing fees collected. If the targeted advance ratio in any month exceeds the predetermined level for that month set forth in the Sale Supplement and the Subservicing Supplement for the Transaction, any performance based incentive fee payable for such month will be reduced by an amount equal to 3% per annum of the amount of any such excess servicing advances.

The Sale Supplement and the Subservicing Supplement for the Transaction are governed by the Master Servicing Rights Purchase Agreement and the Master Subservicing Agreement, respectively. See “Item 1. Business—Description of Purchase Agreement” and “—Description of Subservicing Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2012 for a description of the Master Servicing Rights Purchase Agreement and the Master Subservicing Agreement, respectively.

These descriptions of the Sale Supplement and the Subservicing Supplement are not complete and are qualified in their entirety by reference to those supplements, copies of which are attached hereto as Exhibit 10.1 and 10.2 and which are incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements made in this Current Report on Form 8-K reflect our current views with respect to future events and performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. Our performance is also subject to factors identified in our other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.

(a)—(c) Not applicable.

(d) Exhibits:

10.1	Sale Supplement

10.2	Subservicing Supplement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOME LOAN SERVICING SOLUTIONS, LTD. (Registrant)

Date: October 29, 2013	By:	/s/ James E. Lauter
James E. Lauter
Senior Vice President & Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)